Exhibit 10.31.1

EXECUTIVE CHANGE-IN-CONTROL SEVERANCE AGREEMENT
THIS EXECUTIVE CHANGE-IN-CONTROL SEVERANCE AGREEMENT (the “Agreement”) is made and entered into as of July 18, 2018, and is effective as of the Commencement Date set forth in the Employment Agreement (hereinafter defined) (the “Effective Date”), by and between Mueller Water Products, Inc. (the “Company”), a Delaware corporation, and Steven S. Heinrichs (“Executive”).
WHEREAS, as set forth in Section 2(a) of Executive’s Employment Agreement with the Company, dated as of July 18, 2018 (the “Employment Agreement”), Executive will commence employment with the Company as of the Commencement Date set forth in the Employment Agreement; and
WHEREAS, the Company is desirous of assuring insofar as possible, that it will continue to have the benefit of Executive’s services; and Executive is desirous of having such assurances; and
WHEREAS, the Company recognizes that circumstances may arise in which a Change in Control of the Company occurs, through acquisition or otherwise, thereby causing uncertainty of employment without regard to Executive’s competence or past contributions. Such uncertainty may result in the loss of the valuable services of Executive to the detriment of the Company and its shareholders; and
WHEREAS, both the Company and Executive are desirous that any proposal for a Change in Control or acquisition will be considered by Executive objectively and with reference only to the business interests of the Company and its shareholders; and
WHEREAS, Executive will be in a better position to consider the Company’s best interests if Executive is afforded reasonable security, as provided in this Agreement, against altered conditions of employment which could result from any such Change in Control or acquisition.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article 1.	Definitions
Wherever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a)
“Base Salary” means, at any time, the then regular annual rate of pay Executive is receiving as annual salary, excluding amounts: (i) received under short-term or long-term incentive or other bonus plans, regardless of whether or not the amounts are deferred, or (ii) designated by the Company as payment toward reimbursement of expenses.

(b)	“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Cause” shall be determined solely by the Committee in the exercise of good faith and reasonable judgment, and shall mean the occurrence of any one or more of the following:

(i)	Executive’s conviction or guilty plea of a felony or conviction or guilty plea of any crime involving fraud or dishonesty;

(ii)	Executive’s theft or embezzlement of property from the Company;

(iii)
Executive’s willful and continued refusal to perform the duties of his or her position in all material respects (other than any such failure resulting from Executive’s incapacity due to physical or mental illness), that continues for more than 15 business days after the Company gives Executive written notice of the failure, specifying what duties Executive failed to perform and an opportunity to cure;

(iv)	Executive’s fraudulent preparation of financial information of the Company;

(v)
Executive’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, provided that no act or failure to act on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that the action or omission was in the best interests of the Company; or

(vi)
Executive’s willful violation of material Company policies or procedures, including but not limited to, the Company’s Code of Business Conduct and Ethics and Compliance Program (or any successor policy) then in effect.

(e)	“Change in Control” of the Company shall mean the occurrence of any one or more of the following events:

(i)
Any Person (other than the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, and any trustee or other fiduciary holding securities under an employee benefit plan of the Company or such proportionately owned corporation) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 30% of the combined voting power of the Company’s then outstanding securities;

(ii)
During any period of not more than 36 consecutive months, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority (rounded up to the nearest whole number) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii)
The consummation of a merger or consolidation of the Company with any other corporation or entity, other than: (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66-2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 30% of the combined voting power of the Company’s then outstanding securities; or

(iv)
The Company’s stockholders approve a plan or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction or series of transactions having a similar effect).

(f)	“Code” means the Internal Revenue Code of 1986, as amended.

(g)
“Committee” means the Compensation and Human Resources Committee of the Board, or, if no Compensation and Human Resources Committee exists, then the full Board, or a committee of Board members, as appointed by the full Board to administer this Agreement.

(h)	“Company” means Mueller Water Products, Inc., a Delaware corporation, or any successor thereto as provided in Article 9 herein.

(i)
“Disability” or “Disabled” means that Executive has been physically or mentally incapacitated so as to render Executive incapable of performing the essential functions of any substantial gainful activity, or Executive has received income replacement benefits under a Company plan for at least three months, and, in either instance, that incapacity is expected to result in death or to last for a continuous period of at least 12 months. Executive’s receipt of disability benefits under the Company’s long-term disability plan or receipt of Social Security disability benefits shall be deemed conclusive evidence of Disability for purposes of this Agreement.

(j)	“Effective Date of Termination” means the date on which a Qualifying Termination occurs, as provided in Section 2.2 herein, which triggers the payment of Severance Benefits hereunder.

(k)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)	“Federal Funds Rate” shall mean the “Federal Funds Rate” as published by The Wall Street Journal.

(m)	“Good Reason” means, without Executive’s express written consent, the occurrence after a Change in Control of the Company of any one or more of the following:

(i)	An action by the Company resulting in a material diminution in Executive’s authority, duties, or responsibilities from those in effect as of 90 days prior to the Change in Control;

(ii)	The Company’s relocation of Executive’s principal place of employment to a location outside a 50-mile radius of Atlanta, Georgia;

(iii)	A material reduction by the Company of Executive’s Base Salary in effect on the Effective Date, or as the same may be increased from time to time;

(iv)
The failure of the Company to continue in effect any of the Company’s short- and long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or other compensation arrangements in which Executive participates unless such failure to continue the plan, policy, practice, or arrangement pertains to all plan participants generally; or the failure by the Company to continue Executive’s participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of Executive’s participation relative to other participants, as existed immediately prior to the Change in Control of the Company;

(v)
The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Agreement, as contemplated in Article 9 herein; and

(vi)	A material breach of this Agreement;
provided, however, that none of the events described in this sentence shall constitute Good Reason unless and until (v) Executive reasonably determines in good faith that a Good Reason condition has occurred, (w) Executive first notifies the Company in writing describing in reasonable detail the condition which constitutes Good Reason within 30 days of its occurrence, (x) the Company fails to cure such condition within 30 days after the Company’s receipt of such written notice, and Executive has cooperated in good faith with the Company’s efforts to cure such condition, (y) notwithstanding such efforts, the Good Reason condition continues to exist, and (z) Executive terminates his employment within 30 days after the end of such 30-day cure period. If the Company cures the Good Reason condition during such cure period, Good Reason shall be deemed not be have occurred.
Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

(n)
“Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(o)
“Notice of Termination for Good Reason” shall mean a notice that (i) indicates the specific termination provision or provisions relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason and (iii) indicates a date of termination of employment. The failure by Executive to set forth in the Notice of Termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder. The Notice of Termination for Good Reason shall provide for a date of termination of employment not less than 30 nor more than 60 days after the date such Notice of Termination for Good Reason is given, provided that in the case of the events set forth in Article I, Section (o), subsections (i) or (ii), the date may be not less than 20 days after the giving of such notice.

(p)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

(q)
“Qualifying Termination” means Executive’s “separation from service” (as such term is used in Section 409A of the Code) upon any of the events described in Section 2.2 herein, the occurrence of which triggers the payment of Severance Benefits hereunder.

(r)	“Severance Benefits” mean the payment of severance compensation as provided in Section 2.3 herein.

Article 2.	Severance Benefits
2.1    Right to Severance Benefits. Executive shall be entitled to receive from the Company Severance Benefits as described in Section 2.3 herein, if there has been a Change in Control of the Company and if, within 24 calendar months thereafter, Executive’s employment with the Company shall end for any reason specified in Section 2.2 herein as being a Qualifying Termination.
Executive shall not be entitled to receive Severance Benefits if he is terminated for Cause, or if his employment with the Company ends due to death, Disability, voluntary normal retirement (as defined under the then established rules of the Company’s tax-qualified retirement plan), or due to a voluntary termination of employment for reasons other than as specified in Section 2.2(b) herein.
If benefits are triggered hereunder, and under another Company-related severance plan or program, or any employment agreement between the Company and Executive, the benefits under this Agreement shall be paid under the terms hereof, and any duplicative benefits under such other plan or program shall be forfeited.
2.2    Qualifying Termination. The occurrence of any one of the following events within 24 months after a Change in Control of the Company shall trigger the payment of Severance Benefits to Executive under this Agreement:

(a)	The Company’s involuntary termination of Executive’s employment without Cause; and

(b)	Executive’s voluntary employment termination of the Executive’s employment for Good Reason.
For purposes of this Agreement, a Qualifying Termination shall not include a termination of employment by reason of death, Disability, or voluntary normal retirement (as such term is defined under the then established rules of the Company’s tax-qualified retirement plan), Executive’s voluntary termination of Executive’s employment for reasons other than as specified in Section 2.2(b) herein, or the Company’s involuntary termination of Executive’s employment for Cause.

2.3    Description of Severance Benefits. In the event Executive becomes entitled to receive Severance Benefits, as provided in Sections 2.1 and 2.2 herein, the Company shall pay to Executive and provide him with the following Severance Benefits:

(a)
A lump-sum payment of accrued and unpaid Base Salary and other accrued benefits through the Effective Date of Termination of employment paid on the same basis as paid upon any voluntary termination of employment. Such lump sum amount shall be paid in accordance with the Company’s normal payroll procedures.

(b)
A lump-sum amount equal to Executive’s annual bonus award earned as of the Effective Date of Termination, based on actual year-to-date performance, as determined at the Committee’s discretion (excluding any special bonus payments), except that the bonus will be prorated for the portion of the fiscal year during which Executive was actively employed and will be paid within 75 days following the Effective Date of Termination. This payment will be in lieu of any other payment to be made to Executive under the annual bonus plan in which Executive is then participating for the plan year.

(c)
An aggregate amount equal to one and one-half (1.5) multiplied by the sum of the following: (i) the higher of: (A) Executive’s annual rate of Base Salary in effect upon the Effective Date of Termination, or (B) Executive’s annual rate of Base Salary in effect on the date of the Change in Control; and (ii) the average of the actual annual bonus earned (whether or not deferred) by Executive under the annual bonus plan (excluding any special bonus payments) in which Executive participated in the three (3) years preceding the year in which Executive’s Effective Date of Termination occurs. If Executive has less than three (3) years of annual bonus participation preceding the year in which Executive’s Effective Date of Termination occurs, then Executive’s annual target bonus established under the annual bonus plan in which Executive is then participating for the bonus plan year in which Executive’s Effective Date of Termination occurs shall be used for each year that Executive did not participate in the annual bonus plan, up to a maximum of three (3) years, to calculate the three (3) year average bonus payment. Payments shall be made in 18-monthly installments. The first (1st) installment shall be equal to 1/18th of the aggregate amount, and shall be paid on the 60th day following the Effective Date of Termination, and subsequent installments shall be paid on the last business day of each succeeding month; provided that Executive’s entitlement to each such installment shall be contingent upon execution (and non-revocation) by Executive of a release as described in Section 10.1 before the payment date under this Agreement for each such installment. Each monthly installment thereafter shall increase by a percentage equal to 1/12th of the Federal Funds rate in effect on the last day of the month preceding payment. All payments are subject to applicable taxes.

(d)
A lump-sum amount equal to one-half (0.5) multiplied by the sum of the following: (i) the higher of: (A) Executive’s annual rate of Base Salary in effect upon the Effective Date of Termination, or (B) Executive’s annual rate of Base Salary in effect on the date of the Change in Control; and (ii) the average of the actual annual bonus earned (whether or not deferred) by Executive under the Company’s annual bonus plan (excluding any special bonus payments) in which Executive participated in the three (3) years preceding the year in which Executive’s Effective Date of Termination occurs. If Executive has less than three years of annual bonus participation preceding the year in which Executive’s Effective Date of Termination occurs, then Executive’s annual target bonus established under the Company’s annual bonus plan in which Executive is then participating for the bonus plan year in which Executive’s Effective Date of Termination occurs shall be used for each year that Executive did not participate in the annual bonus plan, up to a maximum of three years, to calculate the three year average bonus payment. All payments are subject to applicable taxes.

(e)
An immediate full vesting and lapse of all restrictions on any and all outstanding equity-based long-term incentives, including but not limited to stock options and restricted stock awards held by Executive, provided that any performance-based awards shall vest assuming target performance. This provision shall override any conflicting language contained in Executive’s respective Award Agreements.

(f)
Executive will continue group life insurance coverage for a period of 18 months following the date of termination of employment on the same terms and conditions as prior to the termination of employment.

(g)
To the extent provided by federal COBRA law, and the Company’s group health insurance plan as in effect from time to time, Executive will be eligible to continue Executive’s group health insurance benefits for Executive and Executive’s eligible dependents at Executive’s own expense. Such coverage shall be subject to Executive’s timely election of COBRA continuation coverage, the timely payment of all required premiums, and the satisfaction of all other applicable requirements as in effect from time to time.

(h)
The Company will cover Executive’s reasonable and documented expenses related to outplacement services, the cost and duration of which shall be determined by the Company in its sole discretion; provided, however, the outplacement assistance is intended to be exempt from Section 409A of the Code under the exemption in Treas. Reg. § 1.409A-1(b)(9)(v)(A) and, thus, (i) the services will be limited as necessary to be “reasonable” under Section 409A of the Code, (ii) the services shall be provided by no later than the last day of the second calendar year following the year in which Executive's date of termination of employment occurs, and (iii) no related payments will be paid beyond the third calendar year after the year in which Executive’s termination of employment occurs.

In addition, in the event that the Company elects to terminate Executive’s employment on account of Disability within 24 months following a Change in Control, Executive will also be entitled to an immediate full vesting and lapse of all restrictions on the Sign-On RSUs (as defined in the Employment Agreement).
2.4    Best-Net Benefit and Compliance with Section 280G of the Code. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the Severance Benefits or any other payment or benefit under this Agreement, under any other agreement between Executive and the Company, or pursuant to any plan, arrangement, program or policy of the Company (in the aggregate, the “Aggregate Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this Section 2.4, would not be fully deductible by the Company or its affiliates for federal income tax purposes because of Section 280G of the Code or any successor provision thereto (or that would result in Executive being subject to the excise tax imposed by Section 4999 of the Code or any successor provision thereto), such Aggregate Payments will be reduced to the extent necessary such that no portion of the Aggregate Payments will be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto; provided, that such a reduction will be made only if, by reason of such reduction, Executive’s net after-tax benefit exceeds the net after-tax benefit Executive would realize if such reduction were not made.

2.5    Termination for Disability. Following a Change in Control, if Executive’s employment is terminated with the Company due to Disability, Executive’s benefits shall be determined in accordance with the Company’s retirement, insurance, and other applicable plans and programs then in effect.
2.6    Termination for Retirement or Death. Following a Change in Control, if Executive’s employment with the Company is terminated by reason of his voluntary normal retirement (as defined under the then established rules of the Company’s tax-qualified retirement plan), or death, Executive’s benefits shall be determined in accordance with the Company’s retirement, survivor’s benefits, insurance, and other applicable programs then in effect.

2.7    Termination for Cause or by Executive Other Than for Good Reason. Following a Change in Control, if Executive’s employment is terminated either: (i) by the Company for Cause; or (ii) voluntarily by Executive for reasons other than as specified in Section 2.2(b) herein, the Company shall pay Executive his full Base Salary at the rate then in effect, accrued vacation, and other items earned by and owed to Executive through the Effective Date of Termination, plus all other amounts to which Executive is entitled under any compensation plans of the Company at the time such payments are due, and the Company shall have no further obligations to Executive under this Agreement.
2.8    Notice of Termination. Any termination of Executive’s employment by the Company for Cause shall be communicated by Notice of Termination to Executive. Termination of Executive’s employment by Executive for Good Reason requires delivery of a Notice of Termination by Executive for Good Reason given to the Company’s Senior Vice President of Human Resources within 90 days of the occurrence of the event giving rise to the Notice, unless such circumstances are substantially corrected prior to the date of termination specified in the Notice of Termination for Good Reason.

Article 3.	Form and Timing of Severance Benefits
3.1    Form and Timing of Severance Benefits. The Severance Benefits described in Sections 2.3(a), 2.3(b), and 2.3(d) herein shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event later than the 75th day following the date of Executive’s Effective Date of Termination. Notwithstanding anything to the contrary herein, if Executive is a “specified employee” under Section 409A of the Code, then any payment(s) to Executive described under Section 2.3 herein upon his or her termination of employment that (A) constitute “deferred compensation to an Executive under Section 409A; (B) are not exempt from Section 409A on account of separation of service (within the meaning of Section 409A) and (C) are otherwise payable within 6 months after Executive’s termination of employment shall instead be made on the date 6 months and one day after such termination of employment, and such payment(s) shall be increased by an amount equal to interest on such payment(s) at a rate of interest equal to the Federal Funds Rate in effect as of the date of termination of employment from the date on which such payment(s) would have been made in the absence of this provision and the payment date described in this sentence. Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Section 409A of the Code.
3.2    Reimbursements and In-Kind Benefits. Any reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, without limitation, that (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in-kind benefits that the Company is obligated to pay or provide, in any other calendar year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; (iii) Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than Executive’s remaining lifetime.
3.3    Withholding of Taxes. The Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as legally shall be required. The Company does not guarantee any particular tax treatment or outcome for Executive.

Article 4.	Noncompetition and Confidentiality

4.1
Consideration for Restrictive Covenants. Severance benefits paid under this Agreement to Executive shall constitute consideration for Executive’s agreement to be bound by the restrictive covenants set forth in this Article 4.

4.2	Noncompetition. Executive agrees as follows:

(a)
Executive will not perform Competitive Services, directly or indirectly, for any person, entity, business, or enterprise in the United States (the “Territory”) engaged in the business of the Company as being carried on as of the date of termination of Executive’s employment (“Competing Business”) for a period of 12 months following the date of such termination of employment. For purposes of the foregoing restriction, “Competitive Services” means performing services in a senior leadership position for any person, firm, partnership, corporation, limited liability company, or other entity that manufactures water infrastructure or pipe-related products for use in non-residential construction and duties substantially similar to those duties Executive will perform for the Company under this Agreement or, in the case of managerial or executive duties, managerial or executive duties for a Competing Business.

(b)	Executive acknowledges and agrees that:

(i)
Executive is familiar with the business of the Company and the commercial and competitive nature of the industry and recognizes that the value of the Company’s business would be injured if Executive performed Competitive Services for a Competing Business;

(ii)	The restrictive covenants contained in this Agreement are essential to the continued good will and profitability of the Company;

(iii)
In the course of employment with the Company, Executive will become familiar with the trade secrets and other Confidential Information (as defined below) of the Company and its subsidiaries, affiliates, and related entities, and that Executive’s services will be of special, unique, and extraordinary value to the Company; and

(iv)
Executive’s skills and abilities enable Executive to seek and obtain similar employment in a business other than a Competing Business, and Executive possesses other skills that will serve as the basis for employment opportunities that are not prohibited by this Agreement. When Executive’s employment with the Company terminates, Executive expects to be able to earn a livelihood without violating the terms of this Agreement.

4.3    Nonsolicitation of Employees and Contractors. During the term of Executive’s employment with the Company and for a period of 12 months following the date of termination of Executive’s employment with the Company for any reason whatsoever, Executive shall not, either on his own account or for any person, firm, partnership, corporation, limited liability company, or other entity; (a) solicit any employee of the Company to leave his or her employment with the Company (or any of its affiliates); (b) induce or attempt to induce any such employee to breach his or her employment arrangements with the Company (or any of its affiliates) or (c) induce or attempt to induce any independent contractors to leave or terminate their relationships with the Company(or any of its affiliates).
4.4    Nonsolicitation of Customers. During the term of Executive’s employment with the Company and for a period of two years following the date of termination of Executive's employment with the Company for any reason whatsoever, Executive shall not, directly or indirectly, solicit or attempt to solicit any current customer of the Company or any of its affiliates with which Executive had material contact during his employment with the Company: (a) to cease doing business in whole or in part with or through the Company or any of its affiliates; or (b) to do business with any other person, firm, partnership, corporation, limited liability company, or other entity which performs services competitive to those provided by the Company or any of its affiliates. The foregoing restriction on post-employment conduct shall apply only to solicitation for the purpose of selling or offering products or services that are similar to or which compete with those products or services offered by the Company (or any of its affiliates) during the period of Executive’s employment. For purposes of this Article II, Section 3, “material contact” shall be defined as any communication intended or expected to develop or further a business relationship and customers about which Executive learned confidential information as a result of his employment with the Company.

4.5    Confidentiality. The Company has advised Executive and Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. All Protected Information shall remain confidential permanently and no Executive shall at any time, directly or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of Executive’s employment with the Company), nor use in any manner, either during the term of employment or after termination, at any time, for any reason, any Protected Information, or cause any such information of the Company to enter the public domain.
For purposes of this Agreement, “Protected Information” means trade secrets, confidential and proprietary business information of the Company, and any other information of the Company, including, but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its agents or employees, including Executive; provided, however, that information that is in the public domain (other than as a result of a breach of this Agreement), approved for release by the Company or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company, is not Protected Information.
4.6    Cooperation. Executive agrees to cooperate with the Company and its attorneys in connection with any and all lawsuits, claims, investigations, or similar proceedings that have been or could be asserted at any time arising out of or related in any way to Executive’s employment by the Company or any of its subsidiaries.
4.7    Nondisparagement. At all times, Executive agrees not to disparage the Company or otherwise make comments harmful to the Company’s reputation.

Article 5.	Protected Rights
5.1    Notwithstanding any other provision of this Agreement, nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or prevents Executive from providing truthful information in response to a lawfully issued subpoena or court order. Further, this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.
5.2    Executive is hereby notified that under the Defend Trade Secrets Act: (i) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

Article 6.	The Company’s Payment Obligation
6.1    Payment Obligations Absolute. The Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.

Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement, except to the extent provided in Sections 2.3(g) and 2.3(h) herein.
6.2    Contractual Rights to Benefits. This Agreement establishes and vests in Executive a contractual right to the benefits to which he is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.
6.3    Clawback. Notwithstanding anything herein to the contrary and only to the extent required by law, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under applicable securities laws or regulations of any stock exchange, Executive agrees to reimburse the Company for (a) any Severance Benefits received by Executive from the Company during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the document(s) embodying such financial reporting requirement and (b) any profits realized from the sale of securities of the Company during that 12-month period. The Compensation Committee of the Board shall have the exclusive authority to interpret and enforce this provision.

Article 7.	Term of Agreement
This Agreement will commence on the Effective Date and shall continue in effect for two full years. However, at the end of such two year period and, if extended, at the end of each additional year thereafter, the term of this Agreement shall be extended automatically for one (1) additional year, unless either party delivers written notice six months prior to the end of such term, or extended term, stating that the Agreement will not be extended. In such case, the Agreement will terminate at the end of the term, or extended term, then in progress.
However, in the event of a Change in Control of the Company, the term of this Agreement shall automatically be extended for two years from the date of the Change in Control.

Article 8.	Legal Remedies
8.1    Payment of Legal Fees. If Executive incurs reasonable legal fees or other expenses (including expert witness and accounting fees) on or after the date of the Company’s announcement of a Change in Control and within a reasonable time after the Change in Control occurs, in an effort to interpret this Agreement or to secure, preserve, establish entitlement to, or obtain benefits under this Agreement (including the fees and other expenses of Executive’s legal counsel), the Company shall, regardless of the outcome of such effort, reimburse Executive on a current basis for such fees and expenses. Reimbursement of legal fees and expenses shall be made monthly within ten days after Executive’s written submission of a request for reimbursement together with evidence that such fees and expenses were incurred. If Executive does not prevail (after exhaustion of all available judicial remedies) in respect of a claim by Executive or by the Company hereunder, and the Company establishes before a court of competent jurisdiction, by clear and convincing evidence, that Executive had no reasonable basis for his claim hereunder, or for his response to the Company’s claim hereunder, or acted in bad faith, no further reimbursement for legal fees and expenses shall be due to Executive in respect of such claim and Executive shall refund any amounts previously reimbursed hereunder with respect to such claim. Notwithstanding the foregoing, any reimbursement payment must be paid to Executive by the end of the calendar year next following the calendar year in which Executive incurs the related fees or expenses.

8.2    Dispute Resolution; Mutual Agreement to Arbitrate.

(a)
Executive and the Company agree that, except as otherwise provided in this Agreement, final and binding arbitration shall be the exclusive remedy for any controversy, dispute, or claim arising out of or relating to this Agreement or Executive’s employment with the Company, including Executive’s hire, treatment in the workplace, or termination of employment. For example, if Executive’s employment with the Company is terminated and he contends that the termination violates any statute, contract or public policy, then Executive will submit the matter to arbitration for resolution, in lieu of any court or jury trial to which Executive would otherwise might be entitled.

(b)
This Section covers all common law and statutory claims, including, but not limited to, any claim for breach of contract (including this Agreement) and for violation of laws forbidding discrimination on the basis of race, sex, color, religion, age, national origin, disability, or any other basis covered by applicable federal, state, or local law, and includes claims against the Company and/or any parents, affiliates, owners, officers, directors, employees, agents, general partners or limited partners of the Company, to the extent such claims involve, in any way, this Agreement or Executive’s employment with the Company. This Section covers all judicial claims that could be brought by either party to this Agreement, but does not cover administrative claims for workers’ compensation or unemployment compensation benefits or the filing of charges with government agencies that prohibit waiver of the right to file a charge.

(c)
The arbitration shall be governed by JAMS Employment Arbitration Rules and Procedure except as modified herein. If a party chooses to have the arbitration proceeding administered by a third party, then the arbitration shall be administered by JAMS. If a party chooses to have the arbitration administered by JAMS, then the arbitration will “commence” in accordance with the JAMS Employment Arbitration Rules and Procedure. If a party chooses to have this matter arbitrated privately, then the arbitration will be deemed to “commence” on the date that the party provides a demand for arbitration and notice of claims and remedies sought outlining the facts relied upon, legal theories, and statement of claimed relief (“Demand”). The responding party shall serve a response to the claims and any counterclaims within 15 business days from the date of receipt of the Demand.

(d)	Any arbitration shall be held in Atlanta, Georgia (unless the parties mutually agree in writing to another location within the United States) within 120 days of the commencement of the arbitration.

(e)
The arbitration shall take place before a single arbitrator to be appointed by mutual agreement of counsel for each party or, if counsel cannot agree, then pursuant to the procedures set forth by JAMS. The parties may not have any ex parte communications with the arbitrator.

(f)	The arbitrator may award any relief otherwise available to the parties by law or equity.

(g)	The parties will be limited to two depositions per side, and limited written discovery as may be required by the arbitrator, not to exceed that allowed under the Federal Rules of Civil Procedure.

(h)
Any hearing shall be completed within 120 days of the date of commencement of the arbitration, as the term “commencement” is defined by JAMS. The arbitrator shall issue its award within 30 days of the last hearing day.

(i)
Unless Executive objects, the Company will pay the arbitrator’s fees. Each party shall pay its own costs and attorneys’ fees, if any, unless the arbitrator rules otherwise. A court may enter judgment upon the arbitrator’s award, either by confirming the award, or vacating, modifying or correcting the award, on any ground referred to in the Federal Arbitration Act, or where the findings of fact are not supported by substantial evidence, or where the conclusions of law are erroneous.

(j)
The provisions of this Section are severable, meaning that if any provision in this Section 8.2 (“Dispute Resolution: Mutual Agreement to Arbitrate”) is determined to be unenforceable and cannot be reformed under applicable law, the remaining provisions shall remain in full effect, provided however, that any amendment of an unenforceable provision shall only be to the extent necessary and shall preserve the intent of the parties hereto. It is agreed and understood that the scope of this Section, including questions of arbitrability of any dispute, shall be determined by the arbitrator.

(k)
Executive acknowledges that prior to accepting the provisions of this Section 8.2 and signing this Agreement, Executive has been given an opportunity to consult with an attorney and to review the JAMS Employment Arbitration Rules and Procedure that would govern the dispute resolution process under this Section. In signing this Agreement, the parties acknowledge that the right to a court trial and trial by jury is of value, and knowingly and voluntarily waive such right for any dispute subject to the terms of this Section.

Initials:	Steven S. Heinrichs	SSH

	Mueller Water Products, Inc.	SH

Article 9.	Successors
9.1    Successors to the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company by agreement, in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Agreement.
9.2    Assignment by Executive. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there is no such designee, to Executive’s estate.

Article 10.	Miscellaneous
10.1    Release. As a condition of receiving any severance payments under this Agreement, Executive must sign and not revoke, within 60 days following Executive’s Effective Date of Termination, a written release of all claims against the Company and its affiliates, directors, officers, employees, and related entities, including, without limitation, claims relating to employment discrimination of any kind, wage payment, breach of contract, claims for workers compensation, unemployment, disability and severance claims that Executive has or may have on Executive’s Effective Date of Termination. If such a general release described in the immediately preceding sentence has not been executed and delivered and become irrevocable on or before the end of such 60-day period, no Severance Benefits shall be or become payable under this Agreement, except as provided under Section 2.3(a).
10.2    Employment Status. This Agreement is not, and nothing herein shall be deemed to create, an employment contract between Executive and the Company or any of its subsidiaries. Executive acknowledges that the rights of the Company remain wholly intact to change or reduce at any time and from time to time his compensation, title, responsibilities, location, and all other aspects of the employment relationship, or to discharge him prior to a Change in Control (subject to such discharge possibly being considered a Qualifying Termination pursuant to Section 2.2).
10.3    Entire Agreement. This Agreement and the Employment Agreement contains the entire understanding of the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, representations and statements, whether oral, written, implied or expressed, relating to such subject matter. In addition, the payments provided for under this Agreement in the event of Executive’s termination of employment shall be in lieu of any severance benefits payable under any severance plan, program, or policy of the Company to which he might otherwise be entitled.
10.4    Notices. All notices, requests, demands, and other communications hereunder shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand or if sent by registered or certified mail to Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices.
10.5    Execution in Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.
10.6    Conflicting Agreements. Executive hereby represents and warrants to the Company that his entering into this Agreement, and the obligations and duties undertaken by him hereunder, will not conflict with, constitute a breach of, or otherwise violate the terms of, any other employment or other agreement to which he is a party, except to the extent any such conflict, breach, or violation under any such agreement has been disclosed to the Board in writing in advance of the signing of this Agreement.
Notwithstanding any other provisions of this Agreement to the contrary, if there is any inconsistency between the terms and provisions of this Agreement and the terms and provisions of Company-sponsored compensation and welfare plans and programs, the Agreement’s terms and provisions shall completely supersede and replace the conflicting terms of the Company-sponsored compensation and welfare plans and programs, where applicable.
10.7    Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

Notwithstanding any other provisions of this Agreement to the contrary, the Company shall have no obligation to make any payment to Executive hereunder to the extent, but only to the extent, that such payment is prohibited by the terms of any final order of a federal or state court or regulatory agency of competent jurisdiction; provided, however, that such an order shall not affect, impair, or invalidate any provision of this Agreement not expressly subject to such order.
10.8    Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by Executive and by a member of the Board, as applicable, or by the respective parties’ legal representatives or successors.
10.9    Applicable Law. To the extent not preempted by the laws of the United States, the laws of Georgia shall be the controlling law in all matters relating to this Agreement without giving effect to principles of conflicts of laws.
Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

STEVEN S. HEINRICHS		MUELLER WATER PRODUCTS, INC.
By:	/s/ STEVEN S. HEINRICHS	By:	/s/ J. SCOTT HALL
	Steven S. Heinrichs		J. Scott Hall President and Chief Executive Officer